EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-80605 of German American Bancorp, Inc. on Form S-8 of our report dated November 12, 2007, on the financial statements of the German American Bancorp Employee Stock Purchase Plan for the year ended August 16, 2007 included in this Annual Report on Form 11-K.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

November 12, 2007
Louisville, Kentucky